James K. Duff

3882 Player Drive

Coeur d’Alene, ID  83814

September 6, 2005

Myron Goldstein

Chairman

American International Ventures, Inc.

16281 Wild Plum Circle

Morrison, Co  80465

Dear Myron:

This letter is to advise you that as we have previously discussed, I am resigning as President and CEO of American International Ventures effective September 6, 2005 in order to pursue a different professional opportunity

Myron, I have sincerely enjoyed working with you and the board of AIVN.

Sincerely,

/s/ Jim Duff

Jim Duff